As filed with the Securities and Exchange Commission on                     , 2007
Registration No. 333-76085

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

REFAC OPTICAL GROUP
(Exact name of Registrant as Specified in Its Charter)

Delaware	13-1681234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5 Harmon Drive Blackwood, New Jersey (Address of Principal Executive Offices)	08012 (Zip Code)

1990 Stock Option and Incentive Plan, as amended
1998 Stock Option and Incentive Plan
Stock Option Agreements Between Refac Optical Group
and each of Neil R. Austrian, Robin L. Farkas, Mark N. Kaplan, Herbert W. Leonard, Ira T. Wender,
Carol Brewer, Christopher J. Brooks, Bert D. Heinzelman, Karl D. Kirk III, Paul Lacotta, Donald R.
Lamond, John Moldauer, Paul J. Mulhauser, Arlene Scanlan, David Schiff and Douglas M. Spranger

J. David Pierson
Refac Optical Group
5 Harmon Drive
Blackwood, New Jersey 08012
(Name and Address of Agent For Service)
856-228-0077
(Telephone Number, Including Area Code, of Agent For Service)

EXPLANATORY NOTE
          On April 12, 1999, Refac Optical Group, a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (the “Registration Statement”), pertaining to the registration of the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the 1990 Stock Option and Incentive Plan, as amended, the 1998 Stock Option and Incentive Plan, and the Stock Option Agreements between the Company and each of Neil R. Austrian, Robin L. Farkas, Mark N. Kaplan, Herbert W. Leonard, Ira T. Wender, Carol Brewer, Christopher J. Brooks, Bert D. Heinzelman, Karl D. Kirk III, Paul Lacotta, Donald R. Lamond, John Moldauer, Paul J. Mulhauser, Arlene Scanlan, David Schiff and Douglas M. Spranger. The Company is filing this post-effective Amendment No. 1 to the Registration Statement to remove from registration the Common Stock registered under the Registration Statement.
          On April 26, 2007, ROG Acquisition, Inc. (“ROG”), a Delaware corporation, was merged with and into the Company in a “short-form” merger under Section 253 of the Delaware General Corporation Law. As a result of the merger, the Company is no longer a ‘public’ company. The merger became effective at 5:00 p.m. Eastern time on April 26, 2007 (the “Effective Time”). The Company shall be filing a certification and notice of termination on Form 15 with respect to the Common Stock on April 30, 2007.
          As a result of the merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unissued at the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blackwood, State of New Jersey, as of this 27th day of April, 2007.

REFAC OPTICAL GROUP
By:	/s/ J. David Pierson
J. David Pierson
President and Chief Executive Officer

Date	Signature	Title

April 27, 2007	/s/ J. David Pierson J. David Pierson	President and CEO (Principal Executive Officer)

April 27, 2007	/s/ Carmen J. Nepa Carmen J. Nepa, III	Corporate Controller and Chief Accounting Officer (Principal Financial and Accounting Officer)

April 27, 2007	/s/ James T. Jahnke	Director

James T. Jahnke

April 27, 2007	/s/ Clark A. Johnson	Director

Clark A. Johnson

April 27, 2007	/s/ Joseph W. Marino	Director

Joseph W. Marino

April 27, 2007	/s/ Mark S. Newman	Director

Mark S. Newman

April 27, 2007	/s/ J. David Pierson	Director

J. David Pierson

April 27, 2007	/s/ Jeffrey D. Serkes	Director

Jeffrey D. Serkes

April 27, 2007	/s/ Dennison T. Veru	Director

Dennison T. Veru

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